Exhibit 32

CERTIFICATIONS

Solely for the purpose of complying with 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Wolverine World Wide, Inc. (the “Company”) that the Quarterly Report of the Company on Form 10-Q for the year-to-date ended July 4, 2026 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Date:	August 13, 2026	/s/ Christopher E. Hufnagel
Christopher E. Hufnagel
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Taryn L. Miller
Taryn L. Miller
Chief Financial Officer
(Principal Financial Officer)